Exhibit e(iv)
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USAA Investment Management Company
9800 Fredericksburg Road
San Antonio, TX  78288

Gentlemen:

     Pursuant to paragraph 12 of the Underwriting Agreement dated as of June 25, 1993, as amended, between USAA Mutual Funds Trust (the Trust), formerly known as USAA State Tax-Free Trust, and USAA Investment Management Company (the Underwriter), please be advised that the Trust has established one new series of its shares (New Fund) as set forth below:

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                            Global Opportunities Fund
                ------------------------------------------------

     Please be further advised that the Trust desires to retain the Underwriter to sell and distribute shares of the New Fund and to render other services to the New Fund as provided in the Underwriting Agreement.

     Please state below whether you are willing to render such services as provided in the Underwriting Agreement.

                                             USAA MUTUAL FUNDS TRUST



Attest: -------------------------           By: ------------------------------
        Mark S. Howard                          Christopher W. Claus
        Secretary                               President

Date:  As of July __, 2008

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     We are  willing  to  render  services  to the New Fund as set  forth in the
Underwriting Agreement.

                                             USAA INVESTMENT MANAGEMENT
                                             COMPANY



Attest: ---------------------------          By: -----------------------------
        Christopher P. Laia                      Clifford A. Gladson
        Assistant Secretary                      Senior Vice President


Dated:  As of July __, 2008